Exhibit 10.40.2

CITIGROUP INC.

2009 STOCK INCENTIVE PLAN, AS AMENDED

1.	Section 4(a) of the Plan is amended and restated to provide as follows:

	(a)	Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it deems appropriate, in its sole discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; and (iii) establish all other terms, conditions, and limitations applicable to Awards, Award programs and the shares of Common Stock issued pursuant thereto. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to the limitations contained in Section 21.

2.	Section 21 of the Plan is amended and restated to provide as follows:

	(a)	The Plan may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without stockholder approval, if it would (i) materially increase the number of shares available under the Plan, (ii) materially expand the types of awards available under the Plan, (iii) materially expand the class of persons eligible to participate in the Plan, (iv) materially extend the term of the Plan, (v) materially change the method of determining the exercise price of an Award, (vi) delete or limit the prohibition against repricing contained in Section 4(d), or (vii) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted). No such amendment referred to above shall be effective unless and until it has been approved by the stockholders of the Company. Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan shall conform to the requirements of Section 409A of the Code. Except as otherwise provided in Section 5(b), Section 7(e), Section 11(a), Section 13(a), and Sections 21(b), 21(c) and 21(d), no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent. Unless terminated earlier by the Board, the Plan will terminate on April 21, 2014.

(b)	The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 21(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 21(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 21(b), the Participant shall receive notification of any material changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

(c)	To the extent an Award may subject a Participant to income recognition pursuant to Section 457A of the Code or any other provision of U.S. or non-U.S. income tax law prior to the time at which the Company anticipated that income attributable to the Award would become taxable to such Participant, in order to mitigate the unanticipated tax burden on such Participant the Committee may amend or modify the terms and conditions of such Award, including accelerating the vesting of all or any portion of the Award; provided, however, that unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 21(c) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision. The amendment or modification of any Award pursuant to this Section 21(c) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 457A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 21(c), the Participant shall receive notification of any material changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

(d)	The Committee may modify the provisions of an Award and/or the Plan to the extent required or permitted under any applicable law, regulation, rule, regulatory guidance or legal authority or any policy implemented at any time by the Company in its discretion to (i) comply with any legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations specifically including but not limited to guidance on remuneration practices or sound incentive compensation practices promulgated by any U.S. or non-U.S. governmental agency or authority, (ii) comply with the listing requirements of any stock exchange on which the Company’s common stock is traded, or (iii) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.